Exhibit 12(a)

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

	For the year ended December 31,
	2011	2010	2009	2008	2007

Pretax earnings/(loss) from continuing operations before adjustment for noncontrolling interests or income loss from equity investees	$80,547,857	$47,621,092	$(50,140,361)	$27,223,785	$122,308,549

Add:
Interest on indebtedness (excluding capitalized interest)	223,473,216	234,458,703	208,191,702	212,439,957	213,330,802
Amortization of debt related expenses (including capitalized interest)	9,746,436	6,069,002	9,263,466	5,876,474	4,753,809
Portion of rents representative of the interest factor	7,983,136	8,087,630	7,886,099	7,740,485	7,182,492
	321,750,645	296,236,427	175,200,906	253,280,701	347,575,652

Distributed income from equity investees	163,047,852	162,859,662	136,697,229	261,993,161	403,031,792

Pretax earnings from continuing operations, as adjusted	$484,798,497	$459,096,089	$311,898,135	$515,273,862	$750,607,444

Fixed charges -
Interest on indebtedness (including capitalized interest)	$230,554,127	$249,188,755	$229,656,346	$241,134,182	$238,836,241
Amortization of debt related expenses	5,271,946	1,899,850	5,589,952	2,879,420	2,442,645
Portion of rents representative of the interest factor	7,983,136	8,087,630	7,886,099	7,740,485	7,182,492

Fixed charges	$243,809,209	$259,176,235	$243,132,397	$251,754,087	$248,461,378

Ratio of earnings to fixed charges	2.0	1.8	1.3	2.0	3.0

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	For the year ended December 31,
	2011	2010	2009	2008	2007

Pretax earnings/(loss) from continuing operations before adjustment for noncontrolling interests or income loss from equity investees	$80,547,857	$47,621,092	$(50,140,361)	$27,223,785	$122,308,549

Add:
Interest on indebtedness (excluding capitalized interest)	223,473,216	234,458,703	208,191,702	212,439,957	213,330,802
Amortization of debt related expenses (including capitalized interest)	9,746,436	6,069,002	9,263,466	5,876,474	4,753,809
Portion of rents representative of the interest factor	7,983,136	8,087,630	7,886,099	7,740,485	7,182,492
	321,750,645	296,236,427	175,200,906	253,280,701	347,575,652

Distributed income from equity investees	163,047,852	162,859,662	136,697,229	261,993,161	403,031,792

Pretax earnings from continuing operations, as adjusted	$484,798,497	$459,096,089	$311,898,135	$515,273,862	$750,607,444

Combined fixed charges and preferred stock dividends -
Interest on indebtedness (including capitalized interest)	230,554,127	249,188,755	229,656,346	241,134,182	238,836,241
Preferred dividend factor	$65,920,019	$52,531,479	$47,287,500	$47,287,500	$19,658,750
Amortization of debt related expenses	5,271,946	1,899,850	5,589,952	2,879,420	2,442,645
Portion of rents representative of the interest factor	7,983,136	8,087,630	7,886,099	7,740,485	7,182,492

Combined fixed charges and preferred stock dividends	$309,729,228	$311,707,714	$290,419,897	$299,041,587	$268,120,128

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.6	1.5	1.1	1.7	2.8